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                                                                 EXHIBIT 10(23)

INTEROFFICE MEMO

TO:         Kell Houssels

FROM:       Phil Satre

DATE:       November 25, 1998

RE:         Termination of Employment and Commencement of Consulting Agreement

      Kell, this memo will outline the terms of the mutual understanding between you and Harrah's Entertainment, Inc. and Showboat, Inc. regarding the termination of your employment and the commencement of your consulting services. In setting forth these terms, it is our mutual intention to fulfill and reflect the provisions of your employment agreement dated June 1, 1998, and your consulting agreement which is attached to your employment agreement.

      1. In accordance with our mutual understanding, your employment will terminate effective December 31, 1998. This will be considered termination without cause under your employment agreement. You will continue to receive your current salary through December 31, 1998.

      2. You will receive all of the financial remuneration as provided in your employment agreement upon termination without cause, as follows:

            (a) A $1.1 million cash payment which will be paid on December 31, 1998.

            (b) Payment of PTO accrued under our PTO plan through December 31, 1998.

            (c) Payment of accrued Showboat vacation of 205.33 hours x $192.31 ($39,487.01).
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            (d)   Payment of any financial counseling services incurred through
                  December 31, 1998, per the Company's financial counseling plan (up to $7,500 for the period 6/1/98 - 1/3/99).

            (e) Payment of any deferred compensation per your deferral elections.

            (f) Reimbursement of any expenses accrued through December 31, 1998.

            (g) Entitlement to any prorata bonus earned by you under the Harrah's annual management bonus plan for seven months during 1998 (from 7/1/98 to 12/31/98). Bonus points are approved by the Harrah's Human Resources Committee in February and any bonus earned will be payable by March 15, 1999.

                  It is understood applicable tax withholdings will be deducted from the payments made to you.

      3. Your one year consulting agreement will become effective January 1, 1999. Per this agreement, you will receive a consulting fee of $800,000. Of this amount, $400,000 will be paid on Monday, January 4, 1999 (which is the first business day after December 31), and the remaining $400,000 will be paid in 12 equal installments with the first of such installments payable on January 4, 1999 and the second through the twelfth installments payable each successive 30 days after January 1 pursuant to the terms of the consulting agreement. In conjunction with your termination of employment and the commencement of your consulting agreement, it is understood your benefits as an employee will terminate December 31, 1998 including cancellation of stock options and future participation in incentive compensation plans.

      4. In regard to your consulting agreement, your assigned services will be consistent with the duties outlined in the agreement and will include:

            - Service at my direction as a member of the Board of Directors of Star City Holdings Ltd. including attendance at Board meetings in Sydney, Australia.


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            -     Consulting services and assistance regarding the sale of
                  Showboat Las Vegas and other ongoing Showboat matters related to personnel, political and development issues.

            -     Other similar projects that I may assign as needed.

      5. You will continue to serve as a member of the Board of Directors of Harrah's Entertainment, Inc. pursuant to the terms of your employment agreement. Commencing January 1, 1999, you will receive the fees of an outside director while your Board service continues.

      6. Commencing January 1, 1999, you will receive the insurance benefits called for by your consulting agreement.

      It is understood that the provisions concerning your termination of employment and your consulting services are governed by your employment and consulting agreements. Please sign this memorandum indicating your understanding that the financial terms of your termination of employment and the commencement of your consulting services, as outlined above, are consistent with your agreements.

      I have appreciated your valuable work and insight as Division President of Showboat and I look forward to your future services as a consultant and your continuing work as a director of Harrah's Entertainment, Inc.


                                    /s/ Philip G. Satre
                                    ----------------------------
                                    Philip G. Satre
                                    for Harrah's Entertainment, Inc.
                                    and Showboat, Inc.


/s/ J. Kell Houssels, III
-----------------------------
J. Kell Houssels, III


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